As filed with the Securities and Exchange Commission on August 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MORNINGSTAR, INC.

(Exact name of Registrant as Specified in Its Charter)

Illinois (State or Other Jurisdiction of Incorporation or Organization)	36-3297908 (I.R.S. Employer Identification Number)

22 West Washington Street Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)

Morningstar, Inc. 2011 Stock Incentive Plan

(Full Title of the Plan)

Richard E. Robbins
General Counsel and Corporate Secretary
Morningstar, Inc.

22 West Washington Street
Chicago, Illinois 60602
(312) 696-6132
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, no par value	7,258,000 shares	(1)	$56.42	(2)	$409,496,360	(2)	$47,543

(1)                                 Morningstar, Inc. is filing this Registration Statement to register the issuance of 5,000,000 shares of Common Stock authorized for issuance under the Morningstar, Inc. 2011 Stock Incentive Plan (the “2011 Plan”) plus an additional 2,258,000 shares of Common Stock underlying equity awards issued under “prior plans” (as defined in the 2011 Plan) that were outstanding as of the effective date of the 2011 Plan and that may be available for future awards under the 2011 Plan pursuant to Section 1.5 thereof.  Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2011 Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)                                 Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The price of $56.42 per share represents the average of the high and low prices of the Common Stock as reported on The NASDAQ Stock Market on August 5, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Morningstar, Inc., an Illinois corporation (“Morningstar”),  hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)                                 Morningstar’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 28, 2011;

(2)                                 Morningstar’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 4, 2011;

(3)                                 Morningstar’s quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 2, 2011;

(4)                                 Morningstar’s current reports on Form 8-K, filed with the Commission on January 10, 2011, January 28, 2011, February 24, 2011, February 28, 2011 and May 18, 2011; and

(5)                                 The description of Morningstar’s common stock, no par value per share, contained in Morningstar’s Registration Statement on Form 8-A filed with the Commission on April 29, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by Morningstar with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for Morningstar by Richard E. Robbins, General Counsel and Corporate Secretary.  Mr. Robbins may receive awards under the Morningstar, Inc. 2011 Stock Incentive Plan.  Mr. Robbins beneficially owns or has rights to acquire an aggregate of less than 1.0% of Morningstar’s common stock.

Item 6.  Indemnification of Directors and Officers

Section 8.75 of Chapter 805 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

Section 8.75 of Chapter 805 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of Chapter 805 of the IBCA.

Article SEVENTH of our Amended and Restated Articles of Incorporation provides that we will, to the fullest extent allowed by Section 8.75 of Chapter 805 of the IBCA, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.  As permitted by Section 2.10 of Chapter 805 of the IBCA, our Amended and Restated Articles of Incorporation include as Article EIGHTH thereof a provision eliminating, to the extent permitted by Illinois law, the personal liability of each of our directors to Morningstar or our shareholders for monetary damages for breach of fiduciary duties.

Article VI of our Amended and Restated By-Laws provides that we will indemnify, to the fullest extent allowed, any and all persons whom we have the power to indemnify under the IBCA against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities. In addition, we may, at the discretion of our board of directors, purchase and maintain insurance to protect ourselves and any indemnifiable persons against any such expense, fine, amount paid in settlement or other liability, whether or not we would have the power to indemnify such persons under the IBCA.

We have entered into indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the IBCA, as amended from time to time. These indemnification agreements require us, among other things, to indemnify our directors, officers, and certain key employees against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit, or proceeding.  However, an individual will not receive indemnification for judgments, settlements, or expenses if he or she is found liable to us (except to the extent a court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by us, or for settlements and expenses if a settlement is not approved by a court.

We have obtained a directors’ and officers’ liability insurance policy, which insures against liabilities that directors or officers may incur in such capacities. This insurance policy, together with indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.     Undertakings.

(a)                                 Morningstar hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Morningstar pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 Morningstar hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Morningstar’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Morningstar pursuant to the foregoing provisions, or otherwise, Morningstar has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Morningstar of expenses incurred or paid by a director, officer or controlling person of Morningstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Morningstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Morningstar certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2011.

MORNINGSTAR, INC.

By:	/s/ Scott Cooley
Scott Cooley
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Joe Mansueto	Chairman of the Board and Chief Executive Officer	August 10, 2011
Joe Mansueto	(principal executive officer)

/s/ Scott Cooley	Chief Financial Officer (principal accounting and	August 10, 2011
Scott Cooley	financial officer)

/s/ Donald J. Phillips II	Director	August 10, 2011
Donald J. Phillips II

*	Director	August 10, 2011
Cheryl Francis

*	Director	August 10, 2011
Steven Kaplan

*	Director	August 10, 2011
Bill Lyons

*	Director	August 10, 2011
Jack Noonan

*	Director	August 10, 2011
Paul Sturm

*	Director	August 10, 2011
Hugh Zentmyer

* By:  Joe Mansueto, Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Morningstar are incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, as amended, Registration No. 333-115209.
3.2	By-laws of Morningstar, as in effect on July 28, 2006, are incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K that we filed with the Commission on July 31, 2006.
4.1	Morningstar, Inc. 2011 Stock Incentive Plan, is incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K that we filed with the Commission on May 18, 2011.
5.1*	Opinion of Richard E. Robbins, Esq.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Richard E. Robbins, Esq. (included in Exhibit 5.1)
24.1*	Power of Attorney

*Filed herewith